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                                                                    EXHIBIT 99.1


(HEALTH GRADES, INC. LOGO)


Company Contact:
Allen Dodge
Health Grades, Inc.
303-716-0041
adodge@healthgrades.com


FOR IMMEDIATE RELEASE

               HEALTH GRADES, INC. ANNOUNCES THIRD QUARTER RESULTS
                   -Third Consecutive Quarter of Net Income -
                       - Year-to-Date Revenues Grow 72% -

         Lakewood, Colo. (October 28, 2004) - Health Grades, Inc. (OTCBB: HGRD), an independent healthcare quality ratings, information and advisory services company, today reported financial results for the third quarter ended September 30, 2004.

         o Total revenues for the quarter increased 60% to $3.7 million from $2.3 million in the third quarter of 2003 as a result of strong growth across all product areas. Sales of HealthGrades' suite of marketing and quality assessment and improvement products to hospitals accounted for approximately $0.80 million or 59% of the increase in revenue; and sales of its quality information to employers, benefits consulting firms, consumers and others accounted for approximately $0.57 million or 41% of the increase. Revenues for the nine months ended September 30, 2004 were $10.4 million compared to $6.0 million in the nine months ended September 30, 2003.

         o Income from operations was approximately $0.44 million for the third quarter of 2004, an increase of approximately $1.0 million from a loss of approximately $0.52 million in the same period of 2003. Operating expenses grew from approximately $2.3 million during the three months ended September 30, 2003 to approximately $2.6 million for the three months ended September 30, 2004. The growth in operating expenses occurred principally due to an increase in sales and marketing costs of approximately $0.48 million, reflecting commissions and other selling costs resulting from increased sales in 2004. Moreover, 2003 operating expenses reflected a litigation settlement of $0.49 million that occurred in 2003.

         o Net income for the third quarter of 2004 was approximately $0.44 million or $0.01 per diluted share, compared to a loss of approximately $0.53 million or ($0.02) per diluted share, for the same period of 2003; and net income for the nine months ended September 30, 2004 was $1.3 million or $0.04 per diluted share, compared to a loss of $1.2 million or ($0.05) per diluted share for the same period of 2003.


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         o        HealthGrades completed the quarter ended September 30, 2004 with approximately $4.8 million in cash. This represents positive cash flow of approximately $1.2 million for the first nine months of the year.


Kerry Hicks, President and Chief Executive Officer of Health Grades, Inc. stated, "We are pleased with our growth this year, as we report our third consecutive quarter of net income. Additionally, total stockholders' equity has increased from $1.5 million at the end of 2003 to $3.0 million as of September 30, 2004. These financial milestones are underscored by the major strides we have made over the past few years toward becoming the definitive, third party objective source of healthcare quality information. HealthGrades continues to serve as an industry leader to help healthcare providers assess, improve and promote their quality and supply consumers with critical information on the quality of providers."

QUALITY INFORMATION LEADERSHIP

In the third quarter HealthGrades released its Patient Safety in American Hospitals study. This was the first study of its kind to look at the mortality and economic impact of medical errors and injuries that occurred during Medicare hospital admissions nationwide from 2000 to 2002. The HealthGrades study was released in conjunction with the HealthGrades' first annual Distinguished Hospital Award for Patient Safety(TM), which honors hospitals with the best records of patient safety. Eighty-eight hospitals nationwide located in 23 states were given the award for having the nation's lowest patient-safety incidence rates. A list of winners can be found at http://www.healthgrades.com.

In early October HealthGrades also released its seventh annual HealthGrades Hospital Quality in America Study. Since 1998, HealthGrades has studied the quality of care at the nation's nearly 5,000 hospitals and published the results of its annual research on the Web to assist consumers in choosing a hospital. This annual study rates the quality of each hospital in 28 separate procedures and diagnoses. The study and rankings are available, free of charge, at www.healthgrades.com.

In January, HealthGrades plans to announce its annual Distinguished Hospital Awards for Clinical Excellence(TM). This award recognizes clinical excellence across a range of procedures and diagnoses. HealthGrades recently launched a redesigned website that is intended to make information easier to view and represents HealthGrades' continued effort to embrace consumer feedback.

As previously announced, HealthGrades will hold a conference call to discuss third quarter financial results today, at 9:00 a.m. Mountain Time/11:00 a.m. Eastern Time. If you would like to participate, please dial (800) 446-2782 ten minutes before the scheduled start time. The conference call confirmation number is 10089491, the host name is Allen Dodge, and the Company is HealthGrades. The telephone replay will be available beginning one hour after the conclusion of the teleconference at (888) 843-8996, passcode 10089491, and will remain available for replay until November 28, 2004.


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                      HEALTH GRADES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                   (UNAUDITED)


                                                    Three Months Ended              Nine Months Ended
                                                      September  30,                 September 30,
                                               ---------------------------    ---------------------------
                                                   2004           2003            2004           2003
                                               ------------   ------------    ------------   ------------
Revenue:
  Ratings and advisory revenue                 $  3,673,293   $  2,289,669    $ 10,391,030   $  6,036,721
  Other                                                 286             32           1,403          1,519
                                               ------------   ------------    ------------   ------------
                                                  3,673,579      2,289,701      10,392,433      6,038,240
Expenses:
   Cost of ratings and advisory revenue             650,932        510,428       1,861,238      1,415,535
                                               ------------   ------------    ------------   ------------
Gross margin                                      3,022,647      1,779,273       8,531,195      4,622,705

Operating expenses:
  Sales and marketing                             1,296,566        817,061       3,541,015      2,306,666
  Product development                               481,819        337,284       1,392,501        997,462
  Litigation settlement                                  --        491,000              --        491,000
  General and administrative                        805,894        655,709       2,340,317      2,057,120
                                               ------------   ------------    ------------   ------------
  Income (loss) from operations                     438,368       (521,781)      1,257,362     (1,229,543)

Other:
   Gain  on sale of assets and other                     --             --              --             75
   Interest income                                    4,351          1,586           9,434          5,601
   Interest expense                                      --         (6,062)             --        (13,528)
                                               ------------   ------------    ------------   ------------
   Income (loss) before income taxes                442,719       (526,257)      1,266,796     (1,237,395)
   Income taxes                                          --             --              --             --
                                               ------------   ------------    ------------   ------------

Net income (loss)                              $    442,719   $   (526,257)   $  1,266,796   $ (1,237,395)
                                               ============   ============    ============   ============


Net income (loss) per common share (basic)     $       0.02   $      (0.02)   $       0.05   $      (0.05)
                                               ============   ============    ============   ============

Weighted average number of common shares
  used in computation (basic)                    25,110,477     24,404,493      24,992,570     27,437,166
                                               ============   ============    ============   ============

Net income (loss) per common share (diluted)   $       0.01   $      (0.02)   $       0.04   $      (0.05)
                                               ============   ============    ============   ============

Weighted average number of common shares
  used in computation (diluted)                  33,192,577     24,404,493      32,762,065     27,437,166
                                               ============   ============    ============   ============


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                      HEALTH GRADES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)


                                                 SEPTEMBER 30,   DECEMBER 31,
                                                     2004            2003
                                                 ------------    ------------
ASSETS
Cash and cash equivalents                        $  4,792,913    $  3,559,125
Accounts receivable, net                            2,104,926       1,688,336
Prepaid expenses and other                            251,631         230,840
                                                 ------------    ------------
Total current assets                                7,149,470       5,478,301

Property and equipment, net                           358,874         236,757
Goodwill                                            3,106,181       3,106,181
                                                 ------------    ------------
Total assets                                     $ 10,614,525    $  8,821,239
                                                 ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                                 $     78,232    $    116,117
Accrued payroll, incentive compensation and
  related expenses                                    959,807       1,148,161
Accrued expenses                                      171,176         175,380
Deferred income                                     6,316,700       5,785,437
Income taxes payable                                   71,960          73,343
                                                 ------------    ------------
Total current liabilities                           7,597,875       7,298,438

Long-term liabilities                                      --              --
                                                 ------------    ------------
Total liabilities                                   7,597,875       7,298,438

Commitments and contingencies                              --              --

Stockholders' equity:
Preferred stock, $0.001 par value, 2,000,000
  shares authorized,  no shares issued
  or outstanding                                           --              --

Common stock, $0.001 par value, 100,000,000
  shares authorized, and 44,718,949
  and 44,052,153 shares issued in 2004
  and 2003, respectively                               44,718          44,052
Additional paid-in capital                         90,041,326      89,814,939
Accumulated deficit                               (73,301,814)    (74,568,610)
Treasury stock, 19,563,390 shares                 (13,767,580)    (13,767,580)
                                                 ------------    ------------
Total stockholders' equity                          3,016,650       1,522,801
                                                 ------------    ------------
Total liabilities and stockholders' equity       $ 10,614,525    $  8,821,239
                                                 ============    ============


About Health Grades, Inc.

Health Grades, Inc. (OTCBB: HGRD) is an independent healthcare quality company providing ratings, information, and advisory services to healthcare providers, employers, health plans, and insurance companies. HealthGrades works with healthcare providers to help assess, improve, and promote their quality. HealthGrades provides consumers access to information about healthcare providers and practitioners through its Web site; and provides liability insurers, employers, and payers with critical information about healthcare quality. Additional information can be found at www.healthgrades.com.